August 3, 1995


Kevin S. Miller, Chairman/President
Miller Financial Group, Inc. ("MFG")
100 Washington Square, Suite 1319
Minneapolis, MN 55401

Dear Mr. Miller:

     Upon acceptance this letter will serve as the agreement between MFG and Delta Petroleum Corporation ("DPTR") concerning
DPTR's retention of MFG to provide investment banking services for a period of one year from the date hereof.

1. DPTR. DPTR acquires, explores, develops and operates oil and gas properties.

2. MFG. MFG is in the business providing corporate investment banking services, including but not limited to, providing public and non-public financing, introducing merger/acquisition and joint venture candidates, negotiating and other related services including but not limited to making public markets in stocks.

3. Engagement of MFG. DPTR engages MFG and MFG accepts such engagement to provide DPTR with advice; to consult with DPTR concerning business and financial planning, corporate organization and structure, financial matters in connection with the operation of the business of DPTR, private and public equity and debt financing, acquisitions, mergers and other similar business combinations, DPTR's relations with its securities holders, preparation and distribution of periodic reports, and shall periodically provide to DPTR analysis of its financial statements. Said advice and consultation shall be provided to DPTR in such form, manner and place as DPTR reasonably requests. MFG shall not by this Letter Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other the DPTR. Similarly, DPTR shall not be prevented or barred from seeking or requiring services of a same or similar nature from persons other than MFG.

4. Compensation. DPTR shall deliver to MFG upon execution hereof:

     a) A warrant to purchase 100,000 shares of DPTR common stock at $5.50 per share for a period of two years from the date hereof;

     b) A warrant to purchase 100,000 shares of DPTR common stock at $8.50 per share for a period of three years from the date hereof;

     c)   25,000 shares of DPTR restricted common stock;

     d) Upon written request from MFG, DPTR will file a registration statement with the SEC at DPTR's expense which will include the shares underlying the warrants one time and one time only for each warrant and will use its best efforts to have the registration statement declared effective. Upon being declared effective, DPTR will cause the registration to remain effective for a period of ninety (90) days. DPTR shall have no obligation to file another registration statement covering the shares underlying the warrants but may, at its election, include them in other registration statements from time to time prior to their expiration.

5. Non-Circumvention. DPTR agrees that MFG will be paid additional compensation in the event DPTR should enter into an agreement to combine with or acquire assets from persons or entities first introduced to DPTR by MFG. DPTR agrees that it will not consummate any such agreement without first entering into an agreement with MFG for compensation to MFG for such introduction and for consultation and efforts related thereto.

6. First Right of Refusal. If DPTR determines to do a public offering of its securities during the term of this agreement, MFG will have the first right of refusal to act as an underwriter for said offering, provided that MFG can demonstrate that it has the capacity to complete an underwriting of the size contemplated.

7. Indemnification. DPTR and MFG will indemnify and hold each other harmless from any and all losses, claims, damages or liabilities, joint or several, to which either may become subject in connection with any transaction contemplated by this Letter Agreement, and agree to reimburse each other or pay directly for any and all legal or other expenses incurred in connection with investigating or defending any action or claim in connection therewith; provided, however that DPTR shall not be liable in any such case to the extent that any such loss, claim, damage or liability is found in a final judgement by a court of competent jurisdiction to have resulted in material part from any act by MFG which constitutes, or results in a material breach of any agreement with DPTR, fraud, misconduct or negligence. The foregoing indemnity shall also extend to directors, officers, employees, agents and controlling personnel of MFG and DPTR.

8. Assignment. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties or obligations which may arise under this Letter Agreement without the prior written consent of the other party shall be void.

9. Other Documentation. It is contemplated that DPTR and MFG may from time to time enter into other agreements concerning matters not covered herein with respect to specific services provided thereunder. The parties will negotiate in good faith in their attempt to consummate such agreements.

10.  General Provisions.

     10.1 Representations. Each party hereto represents that it has the right authorization to enter into this Letter
          Agreement and to bind itself to the terms and conditions contained herein.

     10.2 Governing Law. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.

     10.3 Arbitration. Any dispute between the parties hereto arising from or in relation to this Letter Agreement which cannot be settled through amicable negotiation shall be finally settled by arbitration in Denver, Colorado in accordance with the arbitration rules of the Arbitration Association, by three arbitrators appointed according to the applicable arbitration rules.

     10.4 No Waiver. No Provision of this Letter Agreement may be waived except by agreement in writing signed by the waiving party. A waiver of any term or provision of this Letter Agreement shall not be construed as a waiver of any other term or provision.

     10.5 Entire Agreement. The Letter Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all negotiations, agreements and commitments in respect thereto.

     10.6 Severability. If any provision of this Letter Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Letter Agreement.


     10.8.     Notices.

          (a)  If to MFG:

                    Miller Financial Group
                    100 Washington Square, Suite 1319
                    Minneapolis, MN 55401
                    (612) 321-9700
                    (612) 321-9212 (fax)

          (b)  If to DPTR:

                    Delta Petroleum Corporation
                    555 17th Street, Suite 3310
                    Denver, Colorado 80202
                    (303) 293-9133
                    (303) 298-8251 (fax)

     Please sign on the indicated line and send a copy to me by facsimile transmission which shall be deemed sufficient binding acknowledgement of our agreement. I will forward an originally executed copy of this Letter Agreement for your records and would ask you to sign a second copy of the Letter Agreement and return it for my records.

                              Very truly yours,

                              DELTA PETROLEUM CORPORATION

                              /s/Aleron H. Larson, Jr.
                              Aleron H. Larson, Jr.
                              CEO/Chairman

AGREED TO AND ACCEPTED:

MILLER FINANCIAL GROUP, INC.

By:  /s/Kevin Miller
     Kevin S. Miller
     Chairman/President